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LCA-VISION INC.

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LCA-VISION INC.

7840 Montgomery Road

Cincinnati, Ohio 45236

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 8, 2000

TO THE STOCKHOLDERS OF LCA-VISION INC.:

You are cordially invited to attend the Annual Meeting of the Stockholders of LCA-Vision Inc. to be held on May 8, 2000 at 10:00 a.m. at The Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202, for the purpose of considering and acting on the following:

1. Election of four directors to serve until the 2001 Annual Meeting.

2. Transaction of such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 17, 2000 will be entitled to vote at the meeting.

By Order of the Board of Directors

Sandra F.W. Joffe

Secretary

March 31, 2000

IMPORTANT

A Proxy Statement and proxy are submitted herewith. We urge you to complete and mail the proxy promptly whether or not you plan to attend this Annual Meeting in person. The enclosed envelope for return of proxy requires no postage if mailed in the U.S.A. If you choose to attend the meeting in person, you may nevertheless personally vote on all matters which are considered. It is important that your shares be voted. In order to avoid the additional expense to the Company of further solicitation, we ask your cooperation in mailing your proxy promptly.

PROXY STATEMENT

LCA-VISION INC.

7840 Montgomery Road

Cincinnati, Ohio 45236

ANNUAL MEETING OF STOCKHOLDERS

May 8, 2000

INTRODUCTION

The Board of Directors of LCA-Vision Inc. is soliciting the enclosed form of proxy for our Annual Meeting of Stockholders to be held on May 8, 2000. Each of the 52,029,856 shares of our common stock outstanding on March 17, 2000, the record date of the meeting, is entitled to one vote on all matters coming before the meeting. Only stockholders of record on our books at the close of business on March 17, 2000 will be entitled to vote at the meeting, either in person or by proxy. We are mailing this Proxy Statement to our stockholders on or about March 31, 2000.

The enclosed form of proxy, or proxy card, names two of our officers, Stephen N. Joffe and Thomas E. Wilson, as the individuals who will vote the shares as instructed by the stockholders who choose to submit proxies. If you submit a signed proxy without affirmatively designating how you wish it to be voted, Mr. Joffe and Mr. Wilson will vote your shares in favor of all matters presented to the stockholders. If you grant a proxy, you may later revoke it by giving written notice to our Secretary, Sandra F.W. Joffe, prior to the meeting or by giving notice at the meeting itself at any time before your shares have actually been voted by means of the proxy.

We are soliciting proxies from our stockholders principally by mail, but we may also have our directors, officers and other regular employees solicit proxies in person or by telephone or other means. If these persons do assist in the proxy solicitation process, we will not compensate them over and above their regular salaries for doing so. We ask that brokers, banks and others who hold stock in streetname or in trust send our proxy materials to the beneficial owners of the stock. We will reimburse them for any reasonable costs they may incur in forwarding materials to the beneficial owners. We will bear all expenses incurred in soliciting the enclosed forms of proxy.

Our Annual Report for the fiscal year ended December 31, 1999 is enclosed with this Proxy Statement.

ELECTION OF DIRECTORS

The stockholders at the 2000 Annual Meeting will elect four directors, each of whom will hold office until the 2001 Annual Meeting of Stockholders. The individuals named in the proxy will vote for the election of only the four nominees named, and only four directors will be elected.

All of the nominees are currently serving as members of the Board of Directors. While our management has no reason to believe that any of the nominees will, prior to the date of the meeting, refuse or be unable to accept their nominations, if any of them should refuse or become unable to accept, the proxies will be voted for the election of such substitute nominee, if any, as may be recommended by the Board of Directors. Nominees receiving the four highest totals of votes cast in the election will be elected as directors. Proxies which are returned to us will be voted in favor of the four nominees specified above unless otherwise instructed by the stockholders. Abstentions and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted and will have no effect on the outcome of the election.

Directors are elected annually and serve for one year terms. Information with respect to each of the four nominees is as follows:

Stephen N. Joffe, age 57, is LCA-Vision's Chairman of the Board and Chief Executive Officer. He was the founder of the Company's corporate predecessor, Laser Centers of America, Inc. and served as its Chairman of the Board and Chief Executive Officer from its founding in 1985 until its merger into the Company in 1995. In addition, he is an Esteemed Professor of Surgery at the University of Cincinnati Medical Center, a position he has held since 1990. He was a full-time Professor of Surgery at the University of Cincinnati Medical Center for nine years prior to 1990. He has held faculty appointments at the Universities of London, Glasgow and Cincinnati and holds fellowships of the American College of Surgeons and the Royal College of Surgeons of Edinburgh and Glasgow.

William O. Coleman, age 71, is a director and formerly held positions at The Procter & Gamble Company from 1955-1989 that included General Sales Manager, Vice President Food Products, Vice President International/Latin America, and most recently, Vice President Professional Affairs, Special Projects. Mr. Coleman continues to serve as a Trustee of the Procter & Gamble Retirement Trusts.

John H. Gutfreund, age 70, is a director and is President of Gutfreund & Company, Inc., a New York-based financial consulting firm that specializes in advising select corporations and financial institutions in the United States, Europe and Asia. Formerly, Mr. Gutfreund was with Salomon Brothers from 1953-1991, most recently as its Chief Executive Officer. Mr. Gutfreund is: director, Foamex International, Inc.; director, Baldwin Piano & Organ Company; director, Montefiore Medical Center, New York City and a member of the Executive Committee of the Board of Trustees and Finance and Real Estate Committees; member, Council on Foreign Relations; member, the Board of Trustees, New York Public Library, Astor, Lenox and Tilden Foundations; honorary trustee, Oberlin (Ohio) College; and trustee, Aperture Foundation.

John C. Hassan, age 57, is a director and has been the President of Champion Printing, Inc. for more than five years. Previously, he was Vice President, Marketing of the Drackett Company, a division of Bristol-Meyers Squibb. He currently serves on the boards of the Ohio Graphics Arts Health Fund and the Printing Industries of Ohio and Northern Kentucky.

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

In the fiscal year ended December 31, 1999, the Board of Directors met on five occasions. Each incumbent director during the last fiscal year attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he or she has been a director) and (ii) the total number of meetings held by all committees of the Board on which he or she served (during the periods that he or she served). The Board of Directors has two standing committees, the Audit Committee and the Compensation Committee.

The Audit Committee recommends to the entire Board of Directors the independent auditors to be retained by LCA-Vision, consults with the independent auditors with respect to their audit plans, reviews their audit report and any management letters issued by them, and consults with the independent auditors with regard to financial reporting and the adequacy of internal controls. The Audit Committee held three meetings in 1999. Its membership consists solely of independent directors. Its present members are Messrs. Coleman and Hassan.

The Compensation Committee recommends to the entire Board of Directors the compensation arrangements for our executive officers and administers our stock option plans. The Compensation Committee held three meetings in 1999. Its membership consists solely of independent directors. Its present members are Messrs. Coleman and Gutfreund.

Section 16(a) Beneficial Ownership Reporting Compliance

During 1999, one of our directors, William O. Coleman, inadvertently filed a Form 4, reporting a purchase of common stock, after the due date for such filing.

EXECUTIVE COMPENSATION

Summary

The following table summarizes, for the fiscal years indicated, all annual compensation earned by or granted to our Chief Executive Officer and the only other executive officers whose compensation exceeded $100,000 for all services rendered to the Company in all capacities (the "named executives") during the last fiscal year:

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Year	Salary($)	Bonus($)	Securities Underlying Options (#)	All Other Compensation($)
Stephen N. Joffe, Chairman and Chief Executive Officer	1999 1998 1997	$198,000 $198,000 $198,000	$50,000 -- --	-- -- --	$46,801(1) $50,031(1) $55,009(1)

Thomas E. Wilson, President and Chief Operating Officer	1999 1998 1999 1998 1997	$180,000 $105,000(2) $146,175 $133,800 $114,975	$20,000 -- $50,000 -- --	100,000 shs. -- -- 50,000 shs. 5,000 shs. --	- - -- $795(3) $800(3) --
Larry P. Rapp, Chief Financial Officer and Treasurer

_____________________________

(1) Includes for 1997, 1998, and 1999, respectively, $7,468, $3,508,and $0, which was a car allowance and $681, $512, and $890, which were term life insurance and long-term disability premiums for insurance benefitting named executive. Also includes for 1997, 1998 and 1999, respectively, $46,860, $46,011, and $45,911 placed in a life insurance trust benefitting the named executive.

(2) Partial year salary. Mr. Wilson commenced his employment with the Company in May 1998 and became the President on December 7, 1998.

(3) Term life and long-term disability insurance premiums.

Stock Options

The following table sets forth information regarding stock options granted to the named executives during 1999:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name	Number of Securities Underlying Options Granted #(1)	% of Total Options Granted to Employees in Fiscal Year (2)	Exercise or Base Price ($/Sh.)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term 5% ($) 10% ($)
Thomas E. Wilson	100,000	3.7%	$1.50	1/11/09	$448,321	$605,007
Larry P. Rapp	50,000	1.9%	$1.50	1/11/09	$224,160	$302,504

_________________

(1) Generally, all such options first become exercisable as to 60% of the shares covered after the end of the first year after the date of grant and as to 80% of the shares covered after the end of two years, and are exercisable in full thereafter until the option expires. The option exercise price, generally, is not adjustable over the 10-year term of the options except due to stock splits and similar occurrences affecting all outstanding stock.

(2) The percentage shown in the above table reflects the ratio of the total options granted to the named person during the fiscal year over the total options granted to all employees during the fiscal year.

The following table sets forth information regarding the value of unexercised in-the-money options held by the named executives as of December 31, 1999:

AGGREGATED OPTION EXERCISES IN LAST

FISCAL YEARS AND FY-END OPTION VALUES

Name	Shares Acquired on Exercise(#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End Exercisable Unexercisable		Value of Unexercised In-the-Money Options at FY-End($) Exercisable Unexercisable
Thomas E. Wilson	--	--	40,000	60,000	$187,520	$281,280
Larry P. Rapp	--	--	142,500	112,500	$668,040	$527,400

_________________

Director Compensation

Our non-employee directors are paid cash fees of $5,000 per calendar quarter plus reimbursement of related out-of-pocket expenses. In addition, they receive stock option grants under our 1998 Long-Term Stock Incentive Plan. Under this plan, a non-employee director receives a grant of options to purchase 75,000 shares of common stock upon his or her election or appointment to the Board and is entitled thereafter to an annual grant of options to purchase 12,500 shares.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors of the Company has furnished the following report on executive compensation:

Overview and Philosophy

The Compensation Committee of the Board of Directors consists of two non-employee directors of the Company. No member of the Compensation Committee has any insider or interlocking relationship with the Company, as these terms are defined in applicable rules and regulations of the Securities and Exchange Commission. The Compensation Committee is responsible for developing and recommending the Company's executive compensation principles, policies and programs to the Board of Directors. In addition, the Compensation Committee recommends to the Board of Directors on an annual basis the compensation to be paid to the Chief Executive Officer and, with advice from the Chief Executive Officer, determines the amount paid to each of the other executive officers of the Company, including the named executives.

The Company's compensation programs are designed to provide its executive officers with market competitive salaries and the opportunity to earn incentive compensation related to performance expectations identified by the Board. The objectives of the Company's executive compensation program as developed by the Compensation Committee are to:

- Provide a direct link between executive officer compensation and the interests of the Company's stockholders by making a significant portion of executive officer compensation dependent upon the financial performance of the Company.

- Support the achievement of the Company's annual and long-term goals and objectives as determined annually by the Board.

- Establish base salaries targeted at a median level for comparable positions within a comparison group of companies, with incentive opportunities designed to pay total compensation well above average for outstanding Company performance.

- Provide opportunities for equity ownership based on competitive levels, corporate/segment performance, share price performance, and share dilution considerations.

- Achieve and maintain common stock ownership within the executive officer group.

- Provide compensation plans and arrangements that encourage the retention of better-performing executives.

The compensation of executive officers of the Company includes (i) base salary, (ii) annual incentive cash bonuses, and (iii) long-term incentive compensation currently in the form of stock options. Bonuses and stock options (collectively, "Incentive Compensation") represent a significant portion of an executive officer's potential annual compensation. In general, the proportion of an executive officer's compensation that is Incentive Compensation increases with the level of responsibility of the officer. Executive officers also receive various benefits generally available to all employees of the Company, such as 401(k) and medical plans.

Base Salaries

The Compensation Committee seeks to set base salaries for the Company's executive officers at levels which are competitive with median levels for executives with similar roles and responsibilities at similar-sized emerging companies. In setting annual salaries for individuals, the Compensation Committee first considers the compensation paid for similar positions at similar-sized emerging companies and the executive's experience, level and scope of responsibility as a benchmark reference. It then considers individual performance of the executive measured against expectations in developing its salary increase recommendations. Based on these principles, salary increases were granted to named executives in 1999.

Annual Incentive Bonuses

Because the Company competes in an emerging business category, the nature of which is constantly evolving, the Compensation Committee has not chosen to adopt a regimented, systematic approach to performance-based compensation. Instead, the Committee attempts to exercise its judgment on a case-by-case basis, considering all aspects of each executive's efforts and contribution and the recommendations of the Company's Chairman and Chief Executive Officer. It was on this basis that the bonuses referenced in the Summary Compensation Table were granted.

Option Grants

The Company's stock incentive plans authorize the Compensation Committee to award stock options and restricted stock to executive officers and other key employees. Stock option grants are designed to align the long-term interests of the Company's key employees with those of its shareholders by directly linking compensation to shareholder interest, as well as enabling key employees to develop and maintain significant long-term equity ownership positions.

The number of options granted to an executive officer is a function of the executive's level of responsibility. Variance from these numbers is based upon the Compensation Committee's reasoned expectation of the executive's future contribution to the Company. Generally, the Compensation Committee grants non-statutory options during each fiscal year at an exercise price equal to the fair market value of Company common stock on the date of grant. The Compensation Committee recommended option grants for 1999 in accordance with this general practice, as indicated in the Summary Compensation Table.

Chief Executive Officer Compensation

The Company's Chairman and Chief Executive Officer, Stephen N. Joffe, is also its founder and largest single stockholder. For approximately four years, Mr. Joffe elected to hold his base salary at the below-market level referenced in the Summary Compensation Table and to accept no bonus or option grants, in the interests of increasing overall stockholder value. In February 2000, upon the recommendation of the Compensation Committee, the Board of Directors increased Mr. Joffe's annual salary to $300,000 and voted to pay him a $50,000 bonus, in recognition of the fact that the Company achieved profitability in 1999.

William O. Coleman	John H. Gutfreund

FINANCIAL PERFORMANCE

The following graph summarizes the cumulative return on $100 invested in our common stock since LCA-Vision first began to trade on Nasdaq in January 1996, compared to the S&P 500 Stock Index and a selected group of five of our direct competitors. This comparison was compiled by the Center for Research in Security Prices at the University of Chicago. The peer group of competitors consists of Laser Vision Centers, Inc.; TLC Laser Eye Centers, Inc.; VisionAmerica, Inc.; NovaMed Eyecare, Inc.; and Vision Twenty-One, Inc.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

Line Graph

	Jan-96	Dec-96	Dec-97	Dec-98	Dec-99
LCA-Vision	100	13.2	5.9	7.2	24.7
S&P 500 Stocks	100	122.7	163	211.3	256.1
Self-Determined Peer Group	100	62.5	81.1	135.9	96.9

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and notes set forth certain information with respect to the beneficial ownership of our common stock as of March 17, 2000, for the following:

- Each of our directors and executive officers,

- All directors and executive officers as a group, and

- Each person who is known by us to be the beneficial owner of more than 5% of our outstanding common stock.

SEC rules provide that shares of common stock which an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown on the table. "Shares Beneficially Owned" include those shares that could be acquired through the possible exercise of outstanding options granted under one or more of our stock option plans which are presently exercisable.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Ownership(1)	Percent of Class
Stephen N. Joffe, M.D., Chairman, CEO & Director Sandra F.W. Joffe, Secretary 8750 Red Fox Lane Cincinnati, Ohio 45243	Common Stock	10,651,894 shares owned of record and beneficially (2)	20.47%
Summit Technology, Inc. 21 Hickory Drive Waltham, MA 02154	Common Stock	6,664,361 shares owned of record and beneficially	12.81%
William O. Coleman Director	Common Stock	290,750 shares owned beneficially (3)	*
John H. Gutfreund Director	Common Stock	138,750 shares owned of record and beneficially (4)	*
John C. Hassan Director	Common Stock	165,750 shares owned of record and beneficially(5)	*
Larry P. Rapp Chief Financial Officer & Treasurer	Common Stock	255,500 shares owned of record and beneficially (6)	*
Thomas E. Wilson President	Common Stock	100,000 shares owned of record and beneficially(7)	*
All directors and executive officers as a group (7 persons)	Common Stock	11,591,644 shares owned of record and beneficially(8)	21.98%

__________________________

* Less than 1%.

(1) The persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in other footnotes to this table.

(2) Stephen N. Joffe and Sandra F.W. Joffe are married to one another and each is therefore deemed to be the beneficial owner of all shares owned by the other. The total shown consists of 7,765,202 shares of common stock owned of record by Mr. Joffe, 2,885,192 shares of common stock owned of record by Mrs. Joffe, 750 shares of common stock owned of record by Mr. and Mrs. Joffe jointly, and 750 shares of Common Stock issuable to Mrs. Joffe in the event of her exercise of a currently exercisable stock option.

(3) Includes 191,000 shares owned of record by Mr. Coleman, 11,000 shares held on trust for the benefit of certain of his family members, and 88,750 shares of common stock issuable to Mr. Coleman upon the exercise of certain unexercised stock options.

(4) Includes 50,000 shares owned of record by Mr. Gutfreund and 88,750 shares of common stock issuable to Mr. Gutfreund upon the exercise of certain unexercised outstanding stock options.

(5) Includes 2,000 shares owned of record by Mr. Hassan and 163,750 outstanding shares of common stock issuable to Mr. Hassan upon the exercise of certain unexercised stock options.

(6) Includes 500 shares owned of record by Mr. Rapp and 255,000 shares of common stock issuable to Mr. Rapp upon the exercise of certain unexercised outstanding stock options.

(7) Includes 100,000 shares of common stock issuable to Mr. Wilson upon the exercise of certain unexercised outstanding stock options.

(8) Consists of 10,894,644 shares owned of record directly or indirectly by such persons, and 697,000 shares issuable upon the exercise of stock options held directly or indirectly by such persons.

CERTAIN TRANSACTIONS

Since January 1, 1998, LCA-Vision has been a party, directly or indirectly, to the transactions described below with its current directors, executive officers and principal stockholders (including any of their associates or affiliates). All of these transactions were with Stephen N. Joffe, our Chairman and Chief Executive Officer, and his wife, Sandra F.W. Joffe, who is our Secretary. Certain of these transactions arose out of the process of establishing LCA-Vision as a publicly traded corporation rather than a corporation privately owned by the Joffe family. The net result of the various transactions described in detail below is that as of December 31, 1999, Stephen and Sandra Joffe were indebted to LCA-Vision, directly or indirectly, in the approximate total amount of $708,000. The individual transactions, all of which were approved by the independent members of our Board of Directors and are believed to be on terms no less favorable to LCA-Vision than comparable third party transactions would have been, are as follows:

In 1995, LCA-Vision borrowed a total of $4.4 million from the Joffes. The loans were made under two promissory notes which specified an interest rate of 6.91% per annum and a maturity date of September 26, 2005. In two separate transactions in December 1996, the note holders converted $2.5 million of their notes into 12.6 shares of Class B Preferred Stock, First and Second Interim Series. As of January 1, 1997, the total amount due under these notes, including outstanding principal and accrued interest, was $2.0 million. In August 1997, in connection with LCA-Vision's acquisition of Refractive Centers International, Inc. from Summit Technology, Inc., LCA-Vision and the Joffes agreed to amend the promissory notes to provide that LCA-Vision could not make principal payments under the notes to them in any year unless during the prior fiscal year LCA-Vision's earnings before taxes, amortization and depreciation net of capital expenditures exceeded $1.0 million, and then payments could be made only up to 25% of such excess. No payments were made under these loans in 1997 or 1998, and as of December 31, 1998 the total amount of principal and accrued interest due under these loans was $2.1 million. In February 1999, Summit agreed to waive the payment restriction which prevented any payments to be made under these notes in 1997 and 1998. The balance of this loan and accrued interest totaling $2.1 million were paid in March 1999.

Prior to June 30, 1999, Stephen Joffe owned a total of 844 shares of our Class A Preferred Stock. In order to facilitate our public offering of common stock which was then pending, Dr. Joffe agreed to have us redeem all of his shares of Class A Preferred Stock in exchange for a $34,000 reduction of his outstanding indebtedness to us.

On July 31, 1999 LCA-Vision declared and paid to the Joffes a total of $462,000 of dividends which had accrued on their Series B Preferred Stock. Immediately after this dividend payment, they elected to convert all of their Class B Preferred Stock into 720,477 restricted shares of common stock in accordance with the stated terms and conditions of the Class B Preferred Stock.

In 1998, we loaned the Joffes a total of $2.1 million. This loan bore interest at the rate of 8.5% per annum collateralized with their pledge to us of their rights under the promissory notes evidencing their loans to us. In March 1999, this advance was reduced by the $2.1 million due the Joffes for notes payable and accrued interest due them.

Stephen Joffe is sole owner of The LCA Center for Surgery, Ltd. (the "Surgery Center"). We do not hold an investment in the Surgery Center. During 1997 and approximately half of 1998, we leased a portion of our headquarters building to the Surgery Center at an annual rental of $190,000. Beginning in February 1997, we agreed to forego rent in exchange for the Surgery Center providing us with certain systems and processes for research and development and additional staffing, and for giving us unlimited use of the leased premises for research, testing, educational and other agreed upon purposes.

In June 1998, we purchased the leasehold improvements that had been paid for by the Surgery Center for their book value of approximately $872,000 and also advanced approximately $576,000 to the Surgery Center. During 1999 we acquired computer equipment and software from the Surgery Center at their book value of $103,000. The Surgery Center's indebtedness to us was therefore reduced by that amount. As of December 31, 1999, the Surgery Center owed us a total of approximately $631,000.

2001 ANNUAL MEETING

OF STOCKHOLDERS

In order for any stockholder proposals for the 2001 Annual Meeting of Stockholders to be eligible for inclusion in our proxy statement relating to that meeting to be presented for stockholder action at that meeting, they must be received by our corporate secretary at 7840 Montgomery Road, Cincinnati, Ohio 45236, prior to December 8, 2000. The form of proxy we distribute with respect to the 2001 Annual Meeting of Stockholders may include discretionary authority to vote on any matter which is presented to the stockholders at the meeting (other than by management) if we do not receive notice of that matter at the above address prior to February 15, 2001.

OTHER MATTERS

We do not know of any other business to be presented to the meeting and do not intend to bring other matters before the meeting. However, if other matters properly come before the meeting, we intend that the persons named in the accompanying proxy will vote on those matters according to their best judgment in the interests of LCA-Vision.

By Order of the Board of Directors

Sandra F.W. Joffe

Secretary

1714 PS 00

PROXY CARD

LCA-VISION INC.

7840 Montgomery Road

Cincinnati, Ohio 45236

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints Stephen N. Joffe and Thomas E. Wilson, and each of them, with full power of substitution, as proxies to vote, as designated below, for and in the name of the undersigned all shares of stock of LCA-Vision Inc. which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of said Company scheduled to be held on May 8, 2000 at 10:00 a.m. at The Queen City Club, 331 East Fourth Street, Cincinnati, Ohio 45202 or at any adjournment or recess thereof.

Please mark X in the appropriate box. The Board of Directors recommends a FOR vote on each proposal.

1. ELECTION OF DIRECTORS.	__ FOR all nominees listed below	__ WITHHOLD AUTHORITY
(except as marked to the contrary below)

STEPHEN N. JOFFE, WILLIAM O. COLEMAN, JOHN H. GUTFREUND and JOHN C. HASSAN

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the nominee's name on the space provided below)

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

(Continued from other side)

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of Directors.

ALL FORMER PROXIES ARE HEREBY REVOKED.

NUMBER OF SHARES ______________

_______________________________

(Signature of Stockholder)

_______________________________

(Signature of Stockholder)

(Please sign exactly as your name appears hereon.

All joint owners should sign. When signing in a

fiduciary capacity or as a corporate officer,

please give your full title as such)

Dated: March 13, 2000